                            ADMINISTRATION AGREEMENT
                            ------------------------

         THIS AGREEMENT is made as of this ________ day of _________________ , 2001, by and between JULIUS BAER MULTISTOCK FUNDS, a Massachusetts business trust (the "Company"), having its principal place of business at 330 Madison Avenue, New York, NY 10017, and BISYS FUND SERVICES LIMITED PARTNERSHIP, (the "Administrator"), a limited partnership organized under the laws of the State of Ohio and having its principal place of business at 3435 Stelzer Road, Columbus, Ohio 43219.


         WHEREAS, the Company is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"), which may consist of one or more series of shares of beneficial interest or common stock ("Shares"); and

         WHEREAS, Dexia Banque Internationale a Luxembourg ("Dexia", and any other service provider replacing Dexia is hereinafter referred to as the "Luxembourg Administrator") is providing certain financial administration services to the Company; and


         WHEREAS, the Company desires the Administrator to provide, and the Administrator is willing to provide, certain management and administrative services to each series of the Company, all as now or hereafter may be established from time to time ("Portfolios"), on the terms and conditions hereinafter set forth;


         NOW, THEREFORE, in consideration of the premises and the covenants hereinafter contained, the Company and the Administrator hereby agree as follows:

         ARTICLE 1. Retention of the Administrator. The Company hereby retains
                    ------------------------------
the Administrator to act as the administrator of the Portfolios and to furnish the Portfolios with the management and administrative services set forth in
Article 2 below. The Administrator hereby accepts such employment to perform the duties set forth below.


         The Administrator shall, for all purposes herein, be deemed to be an independent contractor and, unless otherwise expressly provided or authorized, shall have no authority to act for or represent the Company in any way and shall not be deemed an agent of the Company.

         ARTICLE 2. Administrative Services. The Administrator shall perform
                    -----------------------
administrative services in connection with the operations of the Portfolios, and, on behalf of the Company, will investigate, assist in the selection of and conduct relations with custodians, depositories, accountants, legal counsel, underwriters, brokers and dealers, corporate fiduciaries, insurers, banks and persons in any other capacity deemed to be necessary or desirable for the Portfolios' operations. The Administrator shall provide the Board of Trustees/ Directors of the Company (hereafter referred to as the "Directors") with such reports regarding investment performance as they may reasonably request but shall have no responsibility for supervising the performance by any investment adviser or sub-adviser of its responsibilities.

         The Administrator shall undertake certain regulatory reporting, and shall provide all necessary office space, equipment, personnel, compensation and facilities (including facilities for Shareholders' and Directors' meetings) for handling the affairs of the Portfolios and such other services as the Administrator shall, from time to time, determine to be necessary to perform its obligations under this Agreement. In addition, at the request of the Directors, the Administrator shall make reports to the Company's Directors concerning the performance of its obligations hereunder.


         Without limiting the generality of the foregoing, the Administrator shall:

         (a)      compute the Company's total return;


         (b) (i) prepare, coordinate, and file with the SEC the annual update to the Company's registration statement on Form N-1A and other routine post-effective amendments and supplements, (ii) prepare, coordinate and file with the SEC supplements to the Company's registration statement or, as agreed upon by the parties hereto, review such supplements that are prepared by counsel to the Company, (iii) review and file Notices of Annual or Special Meetings of shareholders and proxy materials relating thereto with respect to routine matters, (iv) assist Company counsel in preparing non-routine post-effective amendments and supplements and proxy materials, (v) coordinate the solicitation and tabulation of proxies in connection with meetings of shareholders, (vi) coordinate the printing and distribution of prospectuses, supplements and proxy materials, (vii) maintain corporate records on behalf of the Company, including, but not limited to, minute books, Declaration of Trust and By-Laws,
                  (viii) provide appropriate personnel to attend board meetings and record the minutes of such meetings, and (ix) produce and distribute materials for board meetings, including agendas, proposed resolutions, and relevant sections of the board materials pertaining to the responsibilities of the Company's administrator;


         (c) prepare such reports, notice filing forms and other documents (including reports regarding the sale and redemption of Shares as may be required in order to comply with Federal and state securities laws) as may be necessary or desirable to make notice filings relating to the Company's Shares with state securities authorities, monitor the sale of Company Shares for compliance with state securities laws, and file with the appropriate state securities authorities the registration statements and reports for the Company and the Company's Shares and all amendments thereto, as may be necessary or convenient to qualify and keep effective the Company and the Company's Shares with state securities authorities to enable the Company to make a continuous offering of its Shares;

                  (d) develop and prepare, with the assistance of the Company's investment adviser, communications to Shareholders, including the annual report to Shareholders, coordinate the mailing of prospectuses, notices, proxy statements, proxies and other reports to Company Shareholders, and supervise and facilitate the proxy solicitation process for all shareholder meetings, including the tabulation of shareholder votes;

                  (e) administer contracts on behalf of the Company with, among others, the Company's investment adviser, distributor, custodian, transfer agent and fund accountant;

                  (f) supervise the Company's transfer agent with respect to the payment of dividends and other distributions to Shareholders;

                  (g) calculate performance data of the Portfolios for dissemination to information services covering the investment company industry;

                  (h) coordinate and supervise the preparation and filing of the Company's tax returns;

                  (i) examine and review the operations and performance of the various organizations providing services to the Company or any Portfolio of the Company, including, without limitation, the Company's investment adviser, distributor, custodian, fund accountant, transfer agent, outside legal counsel and independent public accountants, and at the request of the Directors, report to the Board on the performance of organizations;

                  (j) assist with the layout and printing of publicly disseminated prospectuses and assist with and coordinate layout and printing of the Company's semi-annual and annual reports to Shareholders;

                  (k) assist with the design, development, and operation of the Portfolios, including new classes, investment objectives, policies and structure;


                  (l) provide individuals reasonably acceptable to the Company's Directors to serve as officers of the Company, who will be responsible for the management of certain of the Company's affairs as determined by the Company's Directors;

                  (m) upon request, advise the Company and its Directors on matters concerning the Company and its affairs;


                  (n) obtain and keep in effect fidelity bonds and directors and officers/errors and omissions insurance policies for the Company in accordance with the requirements of Rules 17g-1 and 17d-1(7) under the 1940 Act as such bonds and policies are approved by the Company's Directors;

                  (o) monitor and advise the Company and its Portfolios on their registered investment company status under the Internal Revenue Code of 1986, as amended;

                  (p) upon request, furnish advice and recommendations with respect to other aspects of the business and affairs of the Portfolios as the Company and the Administrator shall determine desirable; and


                  (q) utilizing information obtained from the Company and the Luxembourg Administrator, prepare and file with the SEC the reports for the Company on Forms N-30D and N-SAR and all required notices pursuant to Rule 24f-2.


         The Administrator shall perform such other services for the Company that are mutually agreed upon by the parties from time to time. Such services may include performing internal audit examinations; mailing the annual reports of the Portfolios; preparing an annual list of Shareholders; and mailing notices of Shareholders' meetings, proxies and proxy statements, for all of which the Company will pay the Administrator's fees and out-of-pocket expenses.


         The Company acknowledges that the Administrator shall not be responsible for determining or implementing the Company's investment policies or decisions or the marketing, promotion or distribution of Shares of the Company or ensuring compliance with applicable laws in relation to such marketing, promotion or distribution.


         The Company further acknowledges that the Administrator shall not be responsible for enforcing compliance by the Company, or its delegates or any other person with any restrictions or guidelines imposed on the Company by the constitutional documents, prospectuses and trust documents of the Company or any other document or by law or regulation or otherwise with regard to investments by the Company, provided, however, that the Administrator will be responsible for conducting certain compliance tests regarding each Portfolio's investment portfolios and for reporting to the Investment Manager regarding such tests, all as agreed upon from time to time in writing between the Company and the Administrator.


         ARTICLE 3.  Allocation of Charges and Expenses.
                     ---------------------------------- -

         (A) The Administrator. The Administrator shall furnish at its own
             -----------------
expense the executive, supervisory and clerical personnel necessary to perform its obligations under this Agreement. The Administrator shall also provide the items which it is obligated to provide under this Agreement, and shall pay all compensation, if any, of officers of the Company as well as all Directors of the Company who are affiliated persons of the Administrator or any affiliated corporation of the Administrator; provided, the Administrator shall not be obligated to pay the compensation of any employee of the Company retained by the Directors of the Company to perform services on behalf of the Company.


         (B) The Company. The Company assumes and shall pay or cause to be paid
             -----------
all other expenses of the Company not otherwise allocated herein, including, without limitation, organization costs, taxes, expenses for legal and auditing services, the expenses of preparing (including typesetting), printing and mailing reports, prospectuses, statements of additional information, proxy solicitation material and notices to existing Shareholders, all expenses incurred in connection with issuing and redeeming Shares, the costs of custodial services, the cost of initial and ongoing registration of the Shares under Federal and state securities laws, fees and out-of-pocket expenses of Directors who are not affiliated persons of the Administrator or the Investment Adviser to the Company or any affiliated corporation of the Administrator or the Investment Adviser, insurance, interest, brokerage costs, litigation and other extraordinary or nonrecurring expenses, and all fees and charges of investment advisers to the Company.

         ARTICLE 4.  Compensation of the Administrator.
                     ---------------------------------

         (A) Administration Fee. For the services to be rendered, the facilities
             ------------------
furnished and the expenses assumed by the Administrator pursuant to this Agreement, the Company shall pay to the Administrator such fees that are set forth in the Omnibus Fee Agreement between the Company, BISYS Fund Services Ohio, Inc. and the Administrator dated as of the date hereof (the "Fee Agreement"). Such compensation shall be calculated and accrued daily, and paid to the Administrator monthly. In addition to paying the Administrator the fees set forth in the Fee Agreement, the Company shall also reimburse the Administrator for its reasonable out-of-pocket expenses, including the travel and lodging expenses incurred by officers and employees of the Administrator in connection with attendance at Board meetings and other meetings at which attendance is requested or required.


                  If this Agreement becomes effective subsequent to the first day of a month or terminates before the last day of a month, the Administrator's compensation for that part of the month in which this Agreement is in effect shall be prorated in a manner consistent with the calculation of the fees as set forth above. Payment of the Administrator's compensation for the preceding month shall be made promptly.

         (B) Survival of Compensation Rights. All rights of compensation under
             -------------------------------
this Agreement for services performed as of the termination date shall survive the termination of this Agreement.


         ARTICLE 5. Limitation of Liability of the Administrator. The duties of
                    --------------------------------------------
the Administrator shall be confined to those expressly set forth herein, and no implied duties are assumed by or may be asserted against the Administrator hereunder. The Administrator shall not be liable for any error of judgment or mistake of law or for any loss arising out of any act or omission in carrying out its duties hereunder, except a loss resulting from willful misfeasance, bad faith or negligence in the performance of its duties, or by reason of reckless disregard of its obligations and duties hereunder, except as may otherwise be provided under provisions of applicable law which cannot be waived or modified hereby. (As used in this Article 5, the term "Administrator" shall include partners, officers, employees and other agents of the Administrator as well as the Administrator itself.) In addition, the Administrator shall not be liable for any act or omission in carrying out its duties hereunder, relating to, or resulting from, the performance or non-performance of the Luxembourg Administrator, including, without limitation, the failure of the Luxembourg Administrator to cooperate with the Administrator and to provide accurate information in a timely manner.


         So long as the Administrator acts in good faith and with due diligence and without negligence, the Company assumes full responsibility and shall indemnify the Administrator and hold it harmless from and against any and all actions, suits and claims, whether groundless or otherwise, and from and against any and all losses, damages, costs, charges, reasonable counsel fees and disbursements, payments, expenses and liabilities (including reasonable investigation expenses) arising directly or indirectly out of the Administrator's actions taken or nonactions with respect to the performance of services hereunder. The indemnity and defense provisions set forth herein shall indefinitely survive the termination of this Agreement.

         The rights hereunder shall include the right to reasonable advances of defense expenses in the event of any pending or threatened litigation with respect to which indemnification hereunder may ultimately be merited. In order that the indemnification provision contained herein shall apply, however, it is understood that if in any case the Company may be asked to indemnify or hold the Administrator harmless, the Company shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the Administrator will use all reasonable care to identify and notify the Company promptly concerning any situation which presents or appears likely to present the probability of such a claim for indemnification against the Company, but failure to do so in good faith shall not affect the rights hereunder.

         The Company shall be entitled to participate at its own expense or, if it so elects, to assume the defense of any suit brought to enforce any claims subject to this indemnity provision. If the Company elects to assume the defense of any such claim, the defense shall be conducted by counsel chosen by the Company and satisfactory to the Administrator, whose approval shall not be unreasonably withheld. In the event that the Company elects to assume the defense of any suit and retain counsel, the Administrator shall bear the fees and expenses of any additional counsel retained by it. If the Company does not elect to assume the defense of a suit, it will reimburse the Administrator for the reasonable fees and expenses of any counsel retained by the Administrator.

         The Administrator may apply to the Company at any time for instructions and may consult counsel for the Company or its own counsel and with accountants and other experts with respect to any matter arising in connection with the Administrator's duties, and the Administrator shall not be liable or accountable for any action taken or omitted by it in good faith in accordance with such instruction or with the opinion of such counsel, accountants or other experts.

         Also, the Administrator shall be protected in acting upon any document which it reasonably believes to be genuine and to have been signed or presented by the proper person or persons. The Administrator will not be held to have notice of any change of authority of any officers, employees or agents of the Company until receipt of written notice thereof from the Company.

         ARTICLE 6. Activities of the Administrator. The services of the
                    -------------------------------
Administrator rendered to the Company are not to be deemed to be exclusive. The Administrator is free to render such services to others and to have other businesses and interests. It is understood that directors, officers, employees and Shareholders of the Company are or may be or become interested in the Administrator, as officers, employees or otherwise and that partners, officers and employees of the Administrator and its counsel are or may be or become similarly interested in the Company, and that the Administrator may be or become interested in the Company as a Shareholder or otherwise.

         ARTICLE 7. Duration of this Agreement. The Term of this Agreement shall
                    --------------------------
be as specified in Schedule A hereto.

         ARTICLE 8. Assignment. This Agreement shall not be assignable by either
                    ----------
party without the written consent of the other party; provided, however, that the Administrator may, at its expense, subcontract with any entity or person concerning the provision of the services contemplated hereunder. The Administrator shall not, however, be relieved of any of its obligations under this Agreement by the appointment of such subcontractor and provided further, that the Administrator shall be responsible, to the extent provided in Article 5 hereof, for all acts of such subcontractor as if such acts were its own. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns.

         ARTICLE 9. Amendments. This Agreement may be amended by the parties
                    ----------
hereto only if such amendment is specifically approved (i) by the vote of a majority of the Directors of the Company, and (ii) by the vote of a majority of the Directors of the Company who are not parties to this Agreement or interested persons of any such party, cast in person at a Directors meeting called for the purpose of voting on such approval.


         ARTICLE 10. Certain Records. The Administrator shall maintain customary
                     ---------------
records in connection with its duties as specified in this Agreement. Any records required to be maintained and preserved pursuant to Rules 31a-1 and 31a-2 under the 1940 Act which are prepared or maintained by the Administrator on behalf of the Company shall be prepared and maintained at the expense of the Administrator, but shall be the property of the Company and will be made available to or surrendered promptly to the Company on request.

         In case of any request or demand for the inspection of such records by another party, the Administrator shall notify the Company and follow the Company's instructions as to permitting or refusing such inspection; provided that the Administrator may exhibit such records to any person in any case where it is advised by its counsel that it may be held liable for failure to do so, unless (in cases involving potential exposure only to civil liability) the Company has agreed to indemnify the Administrator against such liability.

         ARTICLE 11. Definitions of Certain Terms. The terms "interested person"
                     ----------------------------
and

"affiliated person," when used in this Agreement, shall have the respective meanings specified in the 1940 Act and the rules and regulations thereunder, subject to such exemptions as may be granted by the Securities and Exchange Commission.

         ARTICLE 12. Notice. Any notice provided hereunder shall be sufficiently
                     ------
given when sent by registered or certified mail to the party required to be served with such notice at the following address: if to the Company, to it at 330 Madison Avenue, New York, NY 10017, Attn: Secretary; if to the Administrator, to it at 3435 Stelzer Road, Columbus, Ohio 43219, Attn:
President, or at such other address as such party may from time to time specify in writing to the other party pursuant to this Section.


         ARTICLE 13. Governing Law. This Agreement shall be construed in
                     -------------
accordance with the laws of the State of Ohio and the applicable provisions of the 1940 Act. To the extent that the applicable laws of the State of Ohio, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control.

         ARTICLE 14. Multiple Originals. This Agreement may be executed in two
                     ------------------
or more counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.

         ARTICLE 15. Provisions Relating to a Massachusetts Business Trust. It is expressly agreed that the obligations of the Company hereunder shall not be binding upon any of the Trustees, shareholders, nominees, officers, agents or employees of the Company, personally, but bind only the trust property of the Portfolio, as provided in the Master Trust Agreement of the Company. The execution and delivery of the Agreement have been authorized by the Trustees and the sole shareholder of the Portfolio shares and signed by an authorized officer of the Company, acting as such, and neither such authorization by such Trustees and shareholder nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the trust property of the Portfolio as provided in its Master Trust Agreement. The obligations of this Agreement shall be binding only upon the assets and property of the Portfolio and not upon the assets and property of any other sub-trust of the Company.


         ARTICLE 16. Privacy. Nonpublic personal financial information relating to consumers or customers of the Company provided by, or at the direction of the Company to the Administrator, or collected or retained by the Administrator to perform its duties as administrator of the Portfolios shall be considered confidential information. The Administrator shall not give, sell or in any way transfer such confidential information to any person or entity, other than affiliates of Administrator except at the direction of the Company or as required or permitted by law. The Administrator shall have in place and maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of records and information relating to consumers of the Company. The Company represents to the Administrator that it has adopted a Statement of its privacy policies and practices as required by Securities and Exchange Commission Regulation S-P and agrees to provide the Administrator with a copy of that statement annually.

                  IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first above written.





                                    JULIUS BAER MULTISTOCK FUNDS


                                    By:
                                       ---------------------------
                                    Title:
                                          ------------------------


                                    BISYS FUND SERVICES LIMITED PARTNERSHIP

                                    By: BISYS FUND SERVICES, INC. ,

                                    Title:General Partner

                                    By:_____________________


                                    Title: _____________________

                                  SCHEDULE A

                        TO THE ADMINISTRATION AGREEMENT
                                  DATED AS OF
                                    BETWEEN
                         JULIUS BAER MULTISTOCK FUNDS
                                      AND
                    BISYS FUND SERVICES LIMITED PARTNERSHIP



         Term: Pursuant to Article 7, the term of this Agreement shall commence on _______________________, 2001 and shall remain in effect through _______________________, 2003 ("Initial
                  Term". Thereafter, unless otherwise terminated as provided herein, this Agreement shall be renewed automatically for successive one-year periods ("Rollover Periods"). This Agreement may be terminated without penalty (i) by provision of a notice of nonrenewal in the manner set forth below, (ii) by mutual agreement of the parties or (iii) for "cause," as defined below, upon the provision of sixty (60) days advance written notice by the party alleging cause. Written notice of nonrenewal must be provided at least sixty (60) days prior to the end of the Initial Term or any Rollover Period, as the case may be.


                           For purposes of this Agreement, "cause" shall mean
                  (a) a material breach of this Agreement that has not been remedied for thirty (30) days following written notice of such breach from the non- breaching party; (b) a final, unappealable judicial, regulatory or administrative ruling or order in which the party to be terminated has been found guilty of criminal or unethical behavior in the conduct of its business; (c) financial difficulties on the part of the party to be terminated which are evidenced by the authorization or commencement of, or involvement by way of pleading, answer, consent or acquiescence in, a voluntary or involuntary case under Title 11 of the United States Code, as from time to time is in effect, or any applicable law, other than said Title 11, of any jurisdiction relating to the liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors; (d) any failure on the part of the Company to collect from the investment manager any payment or reimbursement that is due and payable by the investment manager to the Company (including an amount due the

                  Company that directly or indirectly represents amounts payable to the Administrator in its capacity as fund administrator to the Company) within sixty (60) days following the due date; or (e) any failure on the part of the Company to pay an amount that is due and payable to the Administrator or any of its affiliates under any other agreement to which the Company is a party within sixty (60) days following the due date. For purposes of this definition of "cause," a material breach shall include, but not be limited to, any failure on the part of the Company to pay fees due and payable to the Administrator pursuant to Article 4 hereunder within sixty (60) days following the due date.

         Notwithstanding the foregoing, after such termination for so long as the Administrator, with the written consent of the Company, in fact continues to perform any one or more of the services contemplated by this Agreement or any schedule or exhibit hereto, the provisions of this Agreement, including without limitation the provisions dealing with indemnification, shall continue in full force and effect. Compensation due the Administrator and unpaid by the Company upon such termination shall be immediately due and payable upon and notwithstanding such termination. The Administrator shall be entitled to collect from the Company, in addition to the compensation described in this Schedule A, the amount of all of the Administrator's cash disbursements for services in connection with the Administrator's activities in effecting such termination, including without limitation, the delivery to the Company and/or its designees of the Company's property, records, instruments and documents.

         If, for any reason other than nonrenewal, mutual agreement of the parties or "cause," as defined above, the Administrator is replaced as administrator, or if a third party is added to perform all or a part of the services provided by the Administrator under this Agreement (excluding any sub-administrator appointed by the Administrator as provided in Article 7 hereof), then the Company shall make a one-time cash payment, in consideration of the fee structure and services to be provided under this Agreement, and not as a penalty, to the Administrator equal to the balance due the Administrator for the remainder of the then-current term of this Agreement, assuming for purposes of calculation of the payment that such balance shall be based upon the average amount of the Company's assets for the twelve months prior to the date the Administrator is replaced or a third party is added.

         In the event the Funds are merged into another legal entity in part or in whole pursuant to any form of business reorganization or is liquidated in part or in whole prior to the expiration of the then-current term of this Agreement, the parties acknowledge and agree that the liquidated damages provision set forth above shall be applicable in those instances in which the Administrator is not retained to provide administration services consistent with this Agreement. The one-time cash payment referenced above shall be due and payable on the day prior to the first day in which the Administrator is replaced or a third party is added.

         The parties further acknowledge and agree that, in the event the Administrator is replaced, or a third party is added, as set forth above, (i) a determination of actual damages incurred by the Administrator would be extremely difficult, and (ii) the liquidated damages provision contained herein is intended to adequately compensate the Administrator for damages incurred and is not intended to constitute any form of penalty.